                                                                    EXHIBIT 4.12
                                    [FORM OF]
                                 PROMISSORY NOTE

[Dollar Amount]                                                           [Date]


         For value received, INTEGRATED SECURITY SYSTEMS, INC., a Delaware corporation (hereinafter referred to as "Maker"), promises to pay to the order of __________________, [an individual] [a _____________ corporation]
(hereinafter referred to as "Payee"), the principal sum of _________________ and [no/100] Dollars ($_______________). The principal of and interest on this Note shall be due and payable in lawful money of the United States of America, at the offices of Payee at ____________________________________, or at such other place as the holder hereof may from time to time designate by written notice to Maker.

         1. Interest. Interest shall accrue on the unpaid principal balance due under this Note at an annual rate equal to ______ percent (__%). Interest shall accrue from and including the date of this Note until, but not including, the day on which it is paid in full. In no event shall the interest charged hereunder exceed the maximum rate on interest allowed from time to time by law.

         2. Payment of Note. The principal balance of and all accrued unpaid interest on this Note shall be due and payable on demand.

         3. Prepayment. This Note may be prepaid, in whole or in part in any time, at the option of Maker, without premium or penalty.

         4. Default, Enforcement. Upon default in payment of this Note, Payee may pursue any and all remedies to which Payee may be entitled.

         5. Limitation of Interest. All agreements between Maker and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration or the maturity of the unpaid principal balance hereof, or otherwise, shall the amount contracted for, charged, received, paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the money evidenced by this Note or for the payment or performance of any covenant or obligation contained herein or in any other document pertaining to the indebtedness evidenced by this Note exceed the maximum amount permissible under applicable usury laws. If, from any circumstance whatsoever, fulfillment of any provision hereof or of any other agreement shall, at the time fulfillment of such provision be due, involve transcending the limits of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto the ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if from any circumstance the holder hereof shall ever receive as interest an amount which would exceed the maximum lawful rate, any amount equal to any excessive interest shall (a) be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest, or (b) if such excess interest exceeds the unpaid principal balance of this Note, such excess shall be refunded to Maker. All sums contracted for, charged or received hereunder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this Note until payment in full so that the rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between Maker and the holder hereof.

         6. Waiver. Except as otherwise expressly provided herein, Maker waives demand, presentment for payment, notice of intent to accelerate, notice of acceleration, notice of nonpayment or dishonor, grace, protest, notice of protest, all other notices, and any and all diligence or delay in collection or the filing of suit hereon.

         7. Governing Law and Venue. This Note shall be construed according to and governed by the laws of the State of Texas. The obligations of Maker under this Note are performable in Dallas County, Texas.

         8. Security Agreement This Note is secured by the Security Agreement among Maker, B&B Electromatic, Inc., Golston Company, Inc., Innovative Security Technologies, Inc. (now named Intelli-Site, Inc.) and Tri-Coastal Systems, Inc. and Payee and Renaissance US Growth and Income Trust PLC ("RUSGIT"), dated as of October 2, 1998, and Payee is entitled to the rights and benefits thereunder.

         9. Stock Pledge Agreement. This Note is secured by the Stock Pledge Agreement dated as of December 31, 1996, as amended by the First Amendment to Stock Pledge Agreement, dated May 5, 2000, among Maker, Payee and RUSGIT, and Payee is entitled to the rights and benefits thereunder.

         10. Successors and Assigns. This Note shall bind Maker's successors and assigns.

         11. Collection Costs. If this Note is collected by legal proceeding or through a probate or bankruptcy court, or is placed in the hands of an attorney for collection after default (whether or not suit is filed), Maker agrees to pay all costs of collection and/or suit, including but not limited to reasonable attorney's fees incurred by Payee.

         12. Unenforceability. The invalidity or unenforceability in particular circumstances of any provision of this Note shall not extend beyond such provision or such circumstances, and no other provision of this Note shall be affected thereby.

         13. Headings. The paragraph headings of the sections of this Note are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Note.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

                                              INTEGRATED SECURITY SYSTEMS, INC.

                                              BY:
                                                  ------------------------------
                                                  [Name]
                                                  President and CEO

                            Schedule to Exhibit 4.12


         This Schedule to the form of promissory note shows the date, payee, and amount of promissory note issued by the Company that are in the format of this form of promissory note. Each of these notes accrues interest at a rate of 9% per year.

Date                                      Payee                                   Amount of Loan ($)
----                                      -----                                   -----------------
August 12, 1999       Renaissance Capital Growth & Income Fund III, Inc.             $115,000
August 12, 1999       Renaissance US Growth & Income Trust PLC                        115,000
May 5, 2000           Renaissance Capital Growth & Income Fund III, Inc.              150,000
May 5, 2000           Renaissance US Growth & Income Trust PLC                        150,000
August 25, 2000       Renaissance Capital Growth & Income Fund III, Inc.              100,000
August 25, 2000       Renaissance US Growth & Income Trust PLC                        100,000
September 15, 2000    Renaissance Capital Growth & Income Fund III, Inc.              100,000
September 15, 2000    Renaissance US Growth & Income Trust PLC                        100,000
September 29, 2000    Renaissance Capital Growth & Income Fund III, Inc.               50,000
September 29, 2000    Renaissance US Growth & Income Trust PLC                         50,000